Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Announces 3-for-2 Stock Split and Declares Quarterly Common and Preferred Dividends

For Release November 17, 2021

CARMEL, Indiana – Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that its Board of Directors approved a 3-for-2 common stock split. Shareholders of record at the close of business on January 3, 2022 will receive one additional share of Merchants Bancorp common stock for every two shares owned. These additional shares will be distributed beginning January 17, 2022. Cash will be distributed in lieu of fractional shares based on the closing price of Merchants’ common stock on Nasdaq on January 3, 2022.

On November 17, 2021, the Board of Directors also declared the following quarterly cash dividends for the fourth quarter of 2021, in each case to shareholders of record on December 15, 2021, payable on January 3, 2022:

•	A dividend of $0.09 per share on the Company’s outstanding shares of its common stock (NASDAQ:MBIN);

•	A dividend of $0.4375 per share on the Company’s outstanding shares of its 7% Series A preferred stock (NASDAQ:MBINP);

•	A dividend of $15.00 per share (equivalent to $0.375 per depositary share) on the Company’s outstanding shares of its 6% Series B preferred stock (NASDAQ:MBINO);

•	A dividend of $15.00 per share (equivalent to $0.375 per depositary share) on the Company’s outstanding shares of its 6% Series C preferred stock (NASDAQ:MBINN);

ABOUT MERCHANTS BANCORP

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking. Merchants Bancorp, with $11.0 billion in assets and $8.9 billion in deposits as of September 30, 2021, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: Tami Durle

Merchants Bancorp

Phone: (317) 324-4556

Email: tdurle@merchantsbankofindiana.com

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